Exhibit 99.2

SEMPRA
Table F

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Three months ended June 30, 2024	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,625	$—	$409	$(23)	$3,011
Cost of sales and other expenses	(1,568)	(2)	(270)	4	(1,836)
Depreciation and amortization	(528)	—	(73)	(2)	(603)
Other income (expense), net	36	—	2	(8)	30
Income (loss) before interest and tax(1)	565	(2)	68	(29)	602
Net interest (expense) income	(204)	—	7	(97)	(294)
Income tax (expense) benefit	(44)	—	133	41	130
Equity earnings	—	204	229	—	433
Earnings attributable to noncontrolling interests	—	—	(146)	—	(146)
Preferred dividends	(1)	—	—	(11)	(12)
Earnings (losses) attributable to common shares	$316	$202	$291	$(96)	$713

Three months ended June 30, 2023	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$2,700	$—	$660	$(25)	$3,335
Cost of sales and other expenses	(1,735)	(2)	(270)	13	(1,994)
Depreciation and amortization	(476)	—	(70)	(3)	(549)
Other income, net	23	—	3	5	31
Income (loss) before interest and tax(1)	512	(2)	323	(10)	823
Net interest expense	(189)	—	(19)	(92)	(300)
Income tax benefit (expense)	17	—	(201)	9	(175)
Equity earnings	—	162	226	—	388
Earnings attributable to noncontrolling interests	—	—	(121)	—	(121)
Preferred dividends	(1)	—	—	(11)	(12)
Earnings (losses) attributable to common shares	$339	$160	$208	$(104)	$603
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

SEMPRA
Table F (Continued)

STATEMENTS OF OPERATIONS DATA BY SEGMENT
(Dollars in millions)
Six months ended June 30, 2024	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$5,766	$—	$928	$(43)	$6,651
Cost of sales and other expenses	(3,401)	(4)	(580)	1	(3,984)
Depreciation and amortization	(1,049)	—	(145)	(3)	(1,197)
Other income, net	116	—	6	7	129
Income (loss) before interest and tax(1)	1,432	(4)	209	(38)	1,599
Net interest (expense) income	(406)	—	12	(192)	(586)
Income tax (expense) benefit	(127)	—	24	61	(42)
Equity earnings	—	389	392	—	781
Earnings attributable to noncontrolling interests	—	—	(215)	—	(215)
Preferred dividends	(1)	—	—	(22)	(23)
Earnings (losses) attributable to common shares	$898	$385	$422	$(191)	$1,514

Six months ended June 30, 2023	Sempra California	Sempra Texas Utilities	Sempra Infrastructure	Consolidating Adjustments, Parent & Other	Total

Revenues	$8,115	$—	$1,856	$(76)	$9,895
Cost of sales and other expenses	(5,801)	(3)	(625)	44	(6,385)
Depreciation and amortization	(944)	—	(139)	(5)	(1,088)
Other income, net	43	—	13	16	72
Income (loss) before interest and tax(1)	1,413	(3)	1,105	(21)	2,494
Net interest expense	(371)	—	(99)	(172)	(642)
Income tax (expense) benefit	(84)	—	(531)	64	(551)
Equity earnings	—	246	361	—	607
Earnings attributable to noncontrolling interests	—	—	(313)	—	(313)
Preferred dividends	(1)	—	—	(22)	(23)
Earnings (losses) attributable to common shares	$957	$243	$523	$(151)	$1,572
(1)     Management believes Income (Loss) Before Interest and Tax is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.